FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-AA1

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	March 26, 2007
Irving, Texas 75063

Credit Suisse Securities (USA) LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2007-AA1, Mortgage Pass-Through Certificates, Series 2007-AA1 (the “Series 2007-AA1 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-AA1 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2007-AA1 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools (the “Mortgage Pools”) of conventional, adjustable rate, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of March 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $351,048,249 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Term to Maturity: The original term to maturity of each Mortgage Loan shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

217945 FHAMS 2007-AA1
Credit Suisse/First Horizon Underwriting Terms Agreement

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

		Initial Approximate Pass-Through	Class Purchase Price	Required Ratings
Class	Class Principal Balance	Rate(1)	Percentage	Fitch	S&P
Class B-11	$11,409,000.00	6.6151%	101.312500000%	AA	N/A

Class B-2	$3,511,000.00	6.6151%	100.214844000%	A	N/A

Class B-3	$2,633,000.00	6.6151%	94.117188000%	BBB	N/A
“N/A” indicates that these Classes of Offered Certificates are not rated by the applicable Rating Agency.
(1)	The pass-through rates on the Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, severally and not jointly, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified below its name:

Class	Credit Suisse Securities (USA) LLC
Class B-1	$11,409,000.00
Class B-2	$3,511,000.00
Class B-3	$2,633,000.00

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, March 30, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

217945 FHAMS 2007-AA1
Credit Suisse/First Horizon Underwriting Terms Agreement

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
Name: Terry L. McCoy
Title: Executive Vice President

217945 FHAMS 2007-AA1
Credit Suisse/First Horizon Underwriting Terms Agreement